EXHIBIT 99.1

Media Sciences Reports Fiscal 2010 Annual Financial Results

Oakland, N.J., September  28, 2010 -- Media Sciences International, Inc. (OTC/PK:MSII), a leading independent manufacturer of color toner cartridges and solid inks for color business printers, today announced its annual financial results for the period ended June 30, 2010. The Company will host an investor conference call on Wednesday, September 29th at 8:45 a.m. ET to discuss its fiscal 2010 results.

Financial results for the year ended June 30, 2010 include:
*	Net Revenues were $21.9 million up 1% from fiscal 2009’s $21.7 million
*	Gross margin of 39.2% was down 180 basis points from fiscal 2009’s 41.0%
*	Operating loss of $1.4 million, an improvement from fiscal 2009’s $1.5 million operating loss
*	Net loss of $3.6 million increased from fiscal 2009’s net loss of $1.7 million due to establishment of $1.9 million non-cash deferred tax valuation allowance
*	Cash flow generated by operating activities was $0.7 million compared with $0.4 million in 2009

CEO’s Comments
Michael Levin, Media Sciences’ President and Chief Executive Officer, stated, “Fiscal 2010 was both a rewarding and challenging year.  With the leaner organization resulting from our fiscal 2009 right-sizing efforts, we made significant progress in pursuing a solution to address our supply chain and product development goals culminating with the signing of the Master Ink purchase agreement, and in growing our European, U.S. office product channel and industrial ink sales.  We shipped our 10 millionth solid ink stick, and reduced our inventories by an additional $900,000 while reducing our customer backorders.  In our litigation with Xerox, the court issued a ruling that we view as highly favorable.  Our financial results however, were tempered by declines in our sales through internet partners, continued elevated warranty expenses, the impact of a stronger dollar in the latter half of the year, and significant costs associated with the acquisition of Master Ink.”

Levin continued, “As we progress in fiscal 2011, our opportunities are clear.  Upon completion of the Master Ink acquisition we must leverage and capitalize on the resulting capability to drive new and expanded revenues.  The ability to reduce our time to market, reduce our product costs and to customize products for certain customers and/or channels, should allow us to do so.  We believe with a continued vigilance on our operating costs we will improve our operating and financial performance in fiscal 2011.”

Revenues
For fiscal 2010, consolidated net revenues increased by $224,000, or 1%, to $21,942,000. Fiscal 2010 sales of color toner cartridges increased by approximately 6.6% over fiscal 2009 while sales of solid inks contracted by approximately 5.9%. Overall, our net revenue growth in fiscal 2010 was driven primarily by sales from new products introduced over the year, and to a lesser extent, an increase in market share for some of our existing products, and continued growth of the installed base of color business printers for which we manufacture products. The currency impact on net sales was negligible for fiscal 2010.

Gross Profit
For fiscal 2010, consolidated gross profit decreased by $287,000, or 3%, to $8,608,000 from $8,895,000 in fiscal 2009.  In fiscal 2010, the gross margin was 39.2% of net revenues compared with 41.0% of net revenues in fiscal 2009. The gross margins were also affected by year-over-year increases in our warranty costs, and production product mix offset by a decrease in depreciation.

Selling, General and Administrative Expense
For fiscal 2010, selling, general and administrative expense, exclusive of depreciation and amortization, decreased by $711,000, or 8%, over fiscal 2009. This decrease was primarily driven by a cessation of start-up activities in China and a reduction in compensation as a result of reductions imposed in the 2009 fiscal year.  These were offset by increases in travel and acquisition costs associated with the purchase of Master Ink. Realized foreign exchange losses increased by $42,000 to $252,000 during the fiscal year ended June 2010.

Interest Expense, net
For fiscal 2010, net interest expense was $498,000, inclusive of $146,000 of non-cash debt discount amortization, versus net interest expense of $355,000 in fiscal 2009. The year-over-year increase in net interest expense was due to increases in the level of borrowing and a higher interest rate on the revolver as well as a full year of debt amortization associated with $1,250,000 convertible debt issuance completed in fiscal 2009.

Income Taxes
For the year ended June 30, 2010, we recorded a provision for income taxes of $1,936,000 associated with the establishment of a valuation allowance for the previously recorded deferred tax assets as it was deemed more likely than not that the Company’s Federal net operating loss carry forwards and other future deductible temporary differences will not be realized.

Net Loss
For the year ended June 30, 2010, a net loss of $3,619,000, or $0.30 per share basic and fully diluted, was recorded, compared with the year ended June 30, 2009, when a net loss of $1,675,000, or $0.14 per share basic and fully diluted, was recorded.

Conference Call Note
Media Sciences International, Inc. will hold a conference call to discuss its quarterly results on Wednesday, September 29, 2010, at 8:45 a.m. Eastern Time. The call will be webcast live by Thomson/CCBN and may be accessed through Media Sciences’ web site at www.mediasciences.com. Investors and other interested parties in the United States may access the teleconference by calling 800.638.5439. International callers may dial 617.614.3945. The passcode for the teleconference is 93789169.

For more information on Media Sciences, its SEC filings, or to access more information about Media Science’s quarter and year-to-date financial results, including supplemental financial schedules, please visit the investor relations section of the Company’s website at www.mediasciences.com or directly at http://phx.corporate-ir.net/phoenix.zhtml?c=79804&p=irol-irhome.  (Note: If clicking on the above links does not open in a new web page, please cut and paste the above URLs into your browser's address bar.)

About Media Sciences International, Inc.
Media Sciences International, Inc. (OTC/PK: MSII), the leading independent manufacturer of solid ink and color toner cartridges for office color printers, has a strong reputation for being the informed customer’s choice. As the premium quality price alternative to the printer manufacturer’s brand, Media Sciences’ newly manufactured color toner and solid ink products for use in Brother®, Dell®, Epson®, Konica Minolta®, OKI®, Ricoh®, Samsung®, and Xerox® office color printers deliver up to and over 30% in savings when compared to the printer manufacturer’s brand. Behind every Media Sciences product is The Science of Color®—the company’s proprietary process for delivering high quality products at the very best price, including its commitment to exceptional, highly responsive technical support and its longstanding, industry-leading warranty. For more information on the Company, its products, and its programs, visit www.mediasciences.com, E-mail info@mediasciences.com, or call 201.677.9311.

Brand names are used for descriptive purposes only and are the properties of their respective owners.

Forward Looking Statements
This press release contains certain forward-looking statements about our goals and prospects within the meaning of the Private Securities Litigation Reform Act. These statements are based on management’s current beliefs and expectations about future events and financial trends that may affect our financial condition, results of operations, business strategy and financial needs and are subject to risks and uncertainties.  Actual results may differ materially from those included or implied in these statements due to a variety of factors, including the risk that the acquisition will not proceed as anticipated or that certain pre-closing and post-closing adjustments to the terms and conditions will be needed, and those factors identified in our Annual Report on Form 10-K for the year ended June 30, 2010, on file with the Securities and Exchange Commission. Any forward-looking statements contained in this release speak only as of the time made and we assume no duty to update them, whether as a result of new information, unexpected events, future changes, or otherwise.

Investor Relations & Media Contacts:
SM Berger & Company
Stanley M. Berger
stan@smberger.com, 216.464.6400

Web site: http://www.mediasciences.com